Exhibit 99.1

                                   [Edge Logo]

October 7, 2004                                         Contact: Michael G. Long
                                                        Chief Financial Officer
                                                        (713) 654-8960

                  EDGE PETROLEUM ANNOUNCES PROPERTY ACQUISITION

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today that it has executed an Asset Purchase Agreement to acquire oil and natural gas properties located in South Texas from Contango Oil & Gas Company (AMEX: MCF) for a cash purchase price of approximately $50 million.

These properties, located primarily in Jim Hogg County, Texas, are in a geographic area that has been one of Edge's most active and successful areas of focus in recent years. Based upon its review of the properties to be acquired and its knowledge and experience in this geographic area, Edge believes there are substantial future development and exploitation opportunities that can be pursued to enhance this acquisition. These properties produce primarily from the Queen City formation.

Edge has internally assessed Contango's independent engineering firm's reserve estimates for the properties to be acquired, which reported only proved developed producing reserves. As of July 1, 2004, Edge estimates that the properties to be acquired contain approximately 18.3 Bcfe of total net proved reserves, made up of 16 Bcfe of proved producing reserves and 2.3 Bcfe of proved undeveloped reserves. In addition, Edge's technical team has also identified a substantial number of additional drilling locations on undeveloped acreage with attractive exploitation and exploration potential. Edge expects approximately $5 million of the $50 million purchase price to be allocated to the undeveloped property.

The properties to be acquired consist of 38 non-operated producing wells with an average 68% working interest and 52% net revenue interest. Current net production from the properties is approximately 12 MMcfe per day, and is 90% natural gas.

The purchase price is subject to adjustment for the results of operations after July 1, 2004 and title and environmental defects, if any. The acquisition is subject to certain closing conditions including waivers of preferential purchase rights, obtaining certain consents and the Seller's shareholder approval. The transaction is expected to close on or before December 31, 2004.

Edge plans to finance the planned acquisition through borrowings under the unused portion of its credit line, which is expected to increase as a result of this transaction and the issuance of common stock such that it maintains its financial goal of a debt to total capital ratio of less than 30%.

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Mr. John W. Elias, Chairman,  President and CEO of Edge, stated, "We are excited about the opportunity to add to our core South Texas property base with this property which we believe has considerable exploitable potential. We also look forward to establishing a relationship with the well-regarded private company that operates these properties and others in this area. This acquisition should contribute meaningfully to the continued growth of our reserves, production and future activity. We plan to ultimately finance this transaction in a manner such that we maintain, if not increase, our financial flexibility while resulting in an accretive transaction on a per share basis."

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX."

Statements regarding the consummation of the transaction, future development and exploration opportunities, additional drilling locations, amount allocated to undeveloped property, Edge's financing plans, increase in credit line, issuance of stock, maintaining financial goal, adding to property base, exploitable potential, establishing relationship, contribution of acquisition, maintaining or increasing financial flexibility, accretive transaction, any other effect or benefit of the transaction, and any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are not limited to costs and difficulties related to integration of acquired businesses and assets, costs, delays and other difficulties related to the transaction, agreement by banks to increase credit line, market conditions for stock sale, actions by seller in the transactions, results of adjustments and other pre-closing matters, closing conditions to the transaction, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its business and financial goals an other factors included in Edge's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the transaction can be found in Edge's Current Reports on Form 8-K relating to the transaction expected to be filed soon following this press release.